Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER ENDED MARCH 31, 2022

NEW YORK, NY, May 16, 2022 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its second quarter ended March 31, 2022.

ALJ is the parent company of Faneuil, Inc. (“Faneuil”), a leading provider of call center services, back-office operations, and staffing services to governmental and commercial clients across the United States.

Recent Developments and Basis of Presentation

ALJ completed the sale of certain assets of Faneuil’s tolling and transportation vertical and health benefit exchange vertical (the “Faneuil Asset Sale”) on April 1, 2022, for cash consideration of $142.3 million less an indemnification escrow amount of approximately $15.0 million. Faneuil is also eligible to receive additional earn-out payments based upon the performance of certain customer agreements in an aggregate amount of up to $25.0 million. ALJ expects to recognize a gain on sale of assets, before related income taxes, of approximately $110.0 million to $125.0 million during the three months ended June 30, 2022.

ALJ completed the sale of all the outstanding shares of common stock of Phoenix Color Corp. (the “Phoenix Sale”) on April 13, 2022 for cash consideration totaling approximately $136.4 million, subject to post-closing working capital adjustments. Phoenix’s results of operations are excluded from continuing operations presented below and are presented as discontinued operations.  ALJ expects to recognize a gain on sale of discontinued operations, before related income taxes, of approximately $45.0 million to $60.0 million during the three months ended June 30, 2022.

In connection with the Faneuil Asset Sale, ALJ repaid in full all outstanding indebtedness and terminated all commitments and obligations under that certain financing agreement, dated June 29, 2021, with Blue Torch Finance LLC (“Blue Torch,” and such facility, the “Blue Torch Term Loan”) in an amount equal to approximately $92.2 million (“Blue Torch Payoff”). The Company was not required to pay any prepayment premiums as a result of the repayment of indebtedness under the Blue Torch Term Loan, which provided that the mandatory prepayment made in connection with the proceeds from the Faneuil Asset Sale were exempt from such pre-payment premiums. In connection with the Blue Torch Payoff, the lenders automatically and permanently released all security interests, mortgages, liens and encumbrances under the Blue Torch Term Loan.

In connection with the Phoenix Sale on April 13, 2022, the Company terminated all commitments and obligations under that certain Amended and Restated Financing Agreement, dated as of June 29, 2021, with PNC Bank, National Association (as amended, the “PNC Revolver”). The Company was required to pay a pre-payment premium of $0.3 million as a result of the repayment of indebtedness under the PNC Revolver. In connection with the repayment of outstanding indebtedness by the Company, the lenders automatically and permanently released all security interests, mortgages, liens and encumbrances under the PNC Revolver.

ALJ also owned a third segment, Floors-N-More, LLC, d/b/a Carpets N’ More (“Carpets”). ALJ acquired and disposed of Carpets in April 2014 and February 2021, respectively. As such, Carpets’ results of operations are excluded from continuing operations and are presented below as discontinued operations.

Investment Highlights – Three and Six Months Ended March 31, 2022

Consolidated Results for ALJ (continuing operations only)

•	All revenue is attributable to Faneuil (see below for discussion).
•

ALJ recognized a loss from continuing operations of $8.5 million and loss per share from continuing operations of ($0.20) (diluted) for the three months ended March 31, 2022, compared to a net loss from continuing operations of $2.6 million and loss per share from continuing operations of ($0.06) (diluted) for the three months ended March 31, 2021, respectively. The increase in net loss is due to decreased revenue at Faneuil, acquisition/disposition-related costs, and impairment costs related to a real estate lease. ALJ recognized a loss from continuing operations of $12.0 million and loss per share from continuing operations of ($0.28) (diluted) for the three months ended December 31, 2021.

•

ALJ recognized adjusted EBITDA from continuing operations of $1.4 million for the three months ended March 31, 2022, a decrease of $2.2 million, or 61.6%, compared to $3.6 million for the three months ended March 31, 2021. The decrease was driven by lower volumes at Faneuil due to completion of customer contracts. ALJ recognized adjusted EBITDA loss from continuing operations of $3.3 million for the three months ended December 31, 2021.

•

ALJ recognized a loss from continuing operations of $20.5 million and loss per share from continuing operations of ($0.48) (diluted) for the six months ended March 31, 2022, compared to a net loss from continuing operations of $6.6 million and loss per share from continuing operations of ($0.16) (diluted) for the six months ended March 31, 2021, respectively. The increase in net loss is due to decreased revenue at Faneuil, acquisition/disposition-related costs, and impairment costs related to a real estate lease.

•

ALJ recognized adjusted EBITDA loss from continuing operations of $1.9 million for the six months ended March 31, 2022, a decrease of $7.9 million, or 130.9%, compared to adjusted EBITDA from continuing operations of $6.0 million for the six months ended March 31, 2021. The decrease was driven by lower volumes at Faneuil due to completion of customer contracts, higher medical insurance claims under Faneuil’s self-insurance medical plan, and the usage of more costly subcontract labor to supplement the call center workforce.

Jess Ravich, Chief Executive Officer of ALJ, said, “We are very pleased to have completed the sale of Faneuil’s Transportation & Tolling and Health Benefit Exchange verticals on April 1st and the sale of Phoenix on April 13th.  As a result of these transactions, ALJ has repaid all of its term loan indebtedness, ended its working capital revolver and expects to have approximately $125 million of cash, after taking into account cash taxes and transaction related expenses.  Existing federal net operating loss carryforwards will be fully utilized.  We are focusing on next steps for ALJ, which includes managing the remaining verticals of Faneuil, deploying cash balances, and possible strategic alternatives.”

	Three Months Ended March 31,
Amounts in thousands, except per share amounts	2022	2021	$ Change
Net revenue	$68,514	$84,424	$(15,910)
Costs and expenses:
Cost of revenue	58,194	70,160	(11,966)
Selling, general, and administrative expense	14,004	14,353	(349)
Lease impairment	2,158	—	2,158
Total operating expenses	74,356	84,513	(10,157)
Operating loss	(5,842)	(89)	(5,753)
Other expense, net:
Interest expense, net	(2,593)	(2,451)	(142)
Total other expense, net	(2,593)	(2,451)	(142)
Loss from continuing operations before income taxes	(8,435)	(2,540)	(5,895)
Provision for income taxes	(46)	(50)	4
Net loss from continuing operations	(8,481)	(2,590)	(5,891)
Net income from discontinued operations, net of income taxes	5,565	2,475	3,090
Net loss	$(2,916)	$(115)	$(2,801)
(Loss) income per share of common stock–basic:
Continuing operations	$(0.20)	$(0.06)
Discontinued operations	$0.13	$0.06
Net loss per share (1)	$(0.07)	$—
(Loss) income per share of common stock–diluted
Continuing operations	$(0.20)	$(0.06)
Discontinued operations	$0.10	$0.05
Net loss per share (1)	$(0.07)	$—
Weighted average shares of common stock outstanding:
Basic	42,409	42,321
Diluted	54,691	54,458

(1) Amounts may not add due to rounding.

	Six Months Ended March 31,
Amounts in thousands, except per share amounts	2022	2021	$ Change
Net revenue	$143,293	$170,393	$(27,100)
Costs and expenses:
Cost of revenue	125,719	144,038	(18,319)
Selling, general, and administrative expense	30,599	27,723	2,876
Lease impairment	2,158	—	2,158
Loss on disposal of assets, net	26	—	26
Total operating expenses	158,502	171,761	(13,259)
Operating loss	(15,209)	(1,368)	(13,841)
Other expense, net:
Interest expense, net	(5,298)	(5,033)	(265)
Total other expense, net	(5,298)	(5,033)	(265)
Loss from continuing operations before income taxes	(20,507)	(6,401)	(14,106)
Benefit from (provision for) income taxes	55	(174)	229
Net loss from continuing operations	(20,452)	(6,575)	(13,877)
Net income from discontinued operations, net of income taxes	8,144	4,373	3,771
Net loss	$(12,308)	$(2,202)	$(10,106)
(Loss) income per share of common stock–basic:
Continuing operations	$(0.48)	$(0.16)
Discontinued operations	$0.19	$0.10
Net loss per share (1)	$(0.29)	$(0.05)
(Loss) income per share of common stock–diluted
Continuing operations	$(0.48)	$(0.16)
Discontinued operations	$0.15	$0.08
Net loss per share (1)	$(0.29)	$(0.05)
Weighted average shares of common stock outstanding:
Basic	42,406	42,319
Diluted	54,681	54,363

(1) Amounts may not add due to rounding.

Results for Faneuil

Anna Van Buren, CEO of Faneuil stated, “Revenue and EBITDA were down compared to the three months ended March 31, 2021 due to the decline in short term unemployment contracts.  The company successfully completed the implementation of a new contract in the healthcare vertical that went live in March.”

Faneuil recognized net revenue of $68.5 million for the three months ended March 31, 2022 compared to $84.4 million for the three months ended March 31, 2021.  Net revenue decreased $15.9 million, or 18.8%, mainly attributable to a $19.5 million reduction driven by the completion of customer contracts, somewhat offset by a $2.9 million net increase in existing customer call volumes. Faneuil recognized net revenue of $74.8 million for the three months ended December 31, 2021.

Faneuil segment adjusted EBITDA was $2.8 million for the three months ended March 31, 2022 compared to segmented adjusted EBITDA of $5.0 million for the three months ended March 31, 2021.  Segment adjusted EBITDA decreased $2.2 million, or 44.9%, driven by the completion of certain contracts. Faneuil recognized segment adjusted EBITDA loss of $1.8 million from the three months ended December 31, 2021.

Faneuil recognized net revenue of $143.3 million for the six months ended March 31, 2022 compared to $170.4 million for the six months ended March 31, 2021.  Net revenue decreased $27.1 million, or 15.9%, mainly attributable to a $38.8 million reduction driven by the completion of customer contracts, somewhat offset by a $11.0 million net increase in existing customer call volumes.

Faneuil segment adjusted EBITDA was $0.9 million for the six months ended March 31, 2022 compared to segmented adjusted EBITDA of $8.6 million for the six months ended March 31, 2021.  Segment adjusted EBITDA decreased $7.7 million, or 89.1%, driven by the wind-down of certain contracts, higher medical insurance claims under Faneuil’s self-insurance medical plan, and the usage of more costly subcontract labor to supplement the call center workforce.

Faneuil estimates its net revenue for the three months ending June 30, 2022 to be in the range of $21.0 million to $24.0 million, compared to $35.2 million, on a pro forma basis, for the three months ended June 30, 2021.

Faneuil contract backlog expected to be realized within the next twelve months as of March 31, 2022 was $60.6 million, compared to $119.4 million as of March 31, 2021 and $70.0 million as of December 31, 2021, on a pro forma basis.  Faneuil’s total contract backlog as of March 31, 2022 was $105.4 million as compared to $220.2 million as of March 31, 2021 and $108.2 million as of December 31, 2021, on a pro forma basis. The decrease in total Faneuil backlog from March 31, 2022 compared to March 31, 2021 was primarily the result of negotiating an early termination of a large unprofitable contract and revenue recognition of contract backlog on March 31, 2021.

Results for Phoenix

As a result of the Phoenix Sale, Phoenix results of operations were classified as discontinued operations for the three and six months ended March 31, 2022 and 2021. ALJ expects to report a gain on the sale of Phoenix during the three months ended June 30, 2022.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company. ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition/disposition-related expenses, gain on disposal of assets, net, income taxes, loss on debt extinguishment, asset impairments, and other non-recurring items. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net loss, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended March 31,
Amounts in thousands	2022	2021	$ Change
Net loss	$(2,916)	$(115)	$(2,801)
Depreciation and amortization	2,754	3,125	(371)
Interest expense, net	2,593	2,451	142
Acquisition/disposition-related expenses	2,281	—	2,281
Lease impairment	2,158	—	2,158
Provision for income taxes	46	50	(4)
Stock-based compensation	42	37	5
Net income from discontinued operations, net of income taxes	(5,565)	(2,475)	(3,090)
Bank fees accreted to term loans	—	300	(300)
Restructuring and cost reduction initiatives	—	164	(164)
Loan amendment expenses	—	89	(89)
Consolidated adjusted EBITDA - continuing operations	$1,393	$3,626	$(2,233)

	Six Months Ended March 31,
Amounts in thousands	2022	2021	$ Change
Net loss	$(12,308)	$(2,202)	$(10,106)
Depreciation and amortization	6,139	6,339	(200)
Interest expense, net	5,298	5,033	265
Acquisition/disposition-related expenses	4,670	—	4,670
Lease impairment	2,158	—	2,158
Security Event expenses	168	—	168
Stock-based compensation	113	85	28
Restructuring and cost reduction initiatives	75	188	(113)
Loss on disposal of assets, net	26	—	26
Benefit from (provision for) income taxes	(55)	174	(229)
Net income from discontinued operations, net of income taxes	(8,144)	(4,373)	(3,771)
Bank fees accreted to term loans	—	600	(600)
Loan amendment expenses	—	177	(177)
Consolidated adjusted EBITDA - continuing operations	$(1,860)	$6,021	$(7,881)

	Three Months Ended March 31,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Net Revenue
Faneuil	$68,514	$84,424	$(15,910)	(18.8%)
Total Segment Net Revenue	$68,514	$84,424	$(15,910)	(18.8%)

	Three Months Ended March 31,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$2,759	$5,004	$(2,245)	(44.9%)
Corporate	(1,366)	(1,378)	12	0.9%
Total Segment Adjusted EBITDA	$1,393	$3,626	$(2,233)	(61.6%)

	Six Months Ended March 31,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Net Revenue
Faneuil	$143,293	$170,393	$(27,100)	(15.9%)
Total Segment Net Revenue	$143,293	$170,393	$(27,100)	(15.9%)

	Six Months Ended March 31,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$943	$8,641	$(7,698)	(89.1%)
Corporate	(2,803)	(2,620)	(183)	(7.0%)
Total Segment Adjusted EBITDA	$(1,860)	$6,021	$(7,881)	(130.9%)

Historically, ALJ’s principal sources of liquidity have been cash provided by operations and borrowings under various debt arrangements.  During April 2022, the following transactions had, and will continue to have, a significant impact on our liquidity and capital resources: i) Faneuil Asset Sale, ii) Phoenix Sale, iii) Blue Torch Term Loan payoff, and iv) termination of the PNC Revolver.

As of March 31, 2022, and September 30, 2021, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	March 31,	March 31,	September 30,
Amounts in thousands	2022	2022	2021
	(Pro Forma) (1)	(Actual)	(Actual)
Term loan payable	$6,026	$98,176	$100,076
Line of credit	—	11,588	5,490
Finance leases	720	720	1,097
Total debt	6,746	110,484	106,663

Cash	135,238	2,638	2,276
Net cash (debt)	$128,492	$(107,846)	$(104,387)

(1)	March 31, 2022 Pro Forma amounts include the Faneuil Asset Sale, Phoenix Sale, and related repayment of indebtedness under the Blue Torch Term Loan and the PNC Revolver.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of call center services, back office operations, and staffing services, to commercial and governmental clients across the United States.

Forward-Looking Statements

ALJ’s second quarter ended March 31, 2022 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, management of Faneuil’s remaining verticals, our plans for deploying our cash balances, the exploration of strategic alternatives, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.